Exhibit 99.1
Blue Nile Announces Second Quarter 2009 Financial Results
Net Sales Total $69.9 Million
Earnings per Diluted Share Total $0.19; 2009 EPS Projected to Surpass 2008 Level
Non-GAAP Adjusted EBITDA Reaches Record Non-Holiday Level
Trailing Twelve Months’ Non-GAAP Free Cash Flow Increases 11.3% Year Over Year to $22.8 Million
SEATTLE, August 6, 2009 — Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its second quarter ended July 5, 2009.
Net sales totaled $69.9 million, a decline of 5.2% from the second quarter of 2008. This represents a significant improvement in sales trends compared to the declines of 11.4% and 23.3% for the first quarter of 2009 and fourth quarter of 2008, respectively. Operating income for the quarter totaled $4.3 million compared to $4.4 million in the second quarter last year. Operating margin expanded 30 basis points to 6.2% of net sales compared to 5.9% of sales in the second quarter of 2008. Net income totaled $2.8 million, or $0.19 per diluted share compared to $0.20 per diluted share in the second quarter of 2008.
Non-GAAP adjusted EBITDA for the second quarter totaled $6.8 million, an increase from the prior year and a record level outside of any fourth quarter in the Company’s history. Non-GAAP adjusted EBITDA improved to 9.8% of net sales compared to 9.2% in the second quarter of 2008. Net cash provided by operating activities totaled $25.1 million for the trailing twelve month period ended July 5, 2009. Non-GAAP free cash flow for the quarter ended July 5, 2009 increased to $14.9 million from $3.9 million a year ago. Non-GAAP free cash flow was $22.8 million for the trailing twelve month period ended July 5, 2009.
“Blue Nile delivered excellent financial results in a challenging retail environment, with strong profitability and market share gains,” said Diane Irvine, Chief Executive Officer. “We are managing with focus and discipline throughout the business, enabling us to drive a record level of adjusted EBITDA for a non-holiday quarter. Our financial performance reflects the way in which the Blue Nile brand and our compelling value proposition are resonating with consumers.”
Selected Financial Highlights
•	Gross profit for the quarter totaled $15.0 million. As a percent of sales, gross profit improved 100 basis points to 21.5% compared to 20.5% for the second quarter of 2008. The improvement in gross profit margin is primarily related to improved product costs as well as our ability to capture the benefit of a declining diamond price environment.

•	Selling, general and administrative expenses for the quarter were $10.7 million, compared to $10.8 million in the second quarter of 2008. Selling, general and administrative expenses include stock-based compensation expense of $1.9 million, equal to the second quarter of 2008.

•	Net income per diluted share includes stock-based compensation expense of $0.08 for the second quarter of both 2009 and 2008.

•	International sales totaled $7.1 million in the quarter, a decrease of 12.3% from the second quarter of 2008. This decrease was driven almost entirely by foreign currency impact due to the stronger U.S. dollar versus last year. Excluding the impact from changes in foreign exchange rates, international sales declined 1.2%. We also experienced continued economic weakness in key markets, particularly the U.K.

•	Cash and cash equivalents at the end of the second quarter totaled $48.0 million compared to $47.2 million at the end of the second quarter last year and $32.3 million at the end of the first quarter of 2009.

•	Inventories were $15.7 million at July 5, 2009, a decline of 6.3% from the end of the second quarter of 2008.
Financial Guidance
“The second quarter marked continued improvement in year-over-year sales trends. For the balance of the year, we anticipate further improvement in sales. For Q3, we expect sales will be flat to slightly down compared to last year,” said Marc Stolzman, Chief Financial Officer. “We are projecting full year net sales between $288 million and $295 million, and diluted EPS in the range of $0.78 to $0.82.”
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 4, 2009. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended July 5, 2009, which we expect to file with the Securities and Exchange Commission on or before August 14, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
The Company will host a conference call to discuss its second quarter financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.
Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. The Company reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the “constant exchange rate basis”). Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue

Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.
A reconciliation of non-GAAP adjusted EBITDA to net income is as follows (in thousands):

	Quarter Ended	Quarter Ended
	July 5, 2009	June 29, 2008
Net income	$2,844	$3,205
Income tax expense	1,532	1,725
Other income, net	(38)	(565)
Depreciation and amortization	623	541
Stock-based compensation	1,885	1,898

Adjusted EBITDA	$6,846	$6,804

	Year to Date Ended	Year to Date Ended
	July 5, 2009	June 29, 2008
Net income	$4,784	$5,776
Income tax expense	2,576	3,106
Other income, net	(118)	(1,491)
Depreciation and amortization	1,213	953
Stock-based compensation	3,668	3,648

Adjusted EBITDA	$12,123	$11,992

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by operating activities is as follows (in thousands):

	Quarter Ended	Quarter Ended
	July 5, 2009	June 29, 2008
Net cash provided by operating activities	$15,496	$4,314
Purchases of fixed assets, including internal-use software and website development	(572)	(365)

Non-GAAP free cash flow	$14,924	$3,949

	Twelve Months Ended	Twelve Months Ended
	July 5, 2009	June 29, 2008
Net cash provided by operating activities	$25,098	$24,167

Purchases of fixed assets, including internal-use software and website development	(2,338)	(3,711)

Non-GAAP free cash flow	$22,760	$20,456

The following table reconciles year-over-year international sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter Ended		Effect of Foreign Exchange	Year over Year Growth on
July 5, 2009	Year over Year Growth	Movements	Constant Exchange Rate Basis

International Sales	(12.3%)	(11.1%)	(1.2%)
About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Eileen Askew, 206.336.6745 (Investors)
bluenileir@bluenile.com
John Baird, 206.336.6805 (Media)
johnb@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	July 5,	January 4,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$48,029	$54,451
Trade accounts receivable	1,102	984
Other accounts receivable	280	725
Inventories	15,733	18,834
Deferred income taxes	146	670
Prepaids and other current assets	1,381	1,069

Total current assets	66,671	76,733
Property and equipment, net	7,642	7,558
Intangible assets, net	350	271
Deferred income taxes	5,805	5,014
Other assets	68	89

Total assets	$80,536	$89,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,672	$62,291
Accrued liabilities	4,845	6,607
Current portion of long-term financing obligation	42	41
Current portion of deferred rent	215	205

Total current liabilities	50,774	69,144

Long-term financing obligation, less current portion	818	839
Deferred rent, less current portion	258	374

Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	149,500	144,913
Accumulated other comprehensive income	24	17
Retained earnings	40,983	36,199
Treasury stock	(161,841)	(161,841)

Total stockholders’ equity	28,686	19,308

Total liabilities and stockholders’ equity	$80,536	$89,665

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year to date ended
	July 5,	June 29,	July 5,	June 29,
	2009	2008	2009	2008
Net sales	$69,852	$73,706	$132,255	$144,166
Cost of sales	54,822	58,583	104,022	115,119

Gross profit	15,030	15,123	28,233	29,047

Selling, general and administrative expenses	10,692	10,758	20,991	21,656

Operating income	4,338	4,365	7,242	7,391

Other income, net:
Interest income, net	11	280	78	1,115
Other income, net	27	285	40	376

Total other income, net	38	565	118	1,491

Income before income taxes	4,376	4,930	7,360	8,882
Income tax expense	1,532	1,725	2,576	3,106

Net income	$2,844	$3,205	$4,784	$5,776

Basic net income per share	$0.20	$0.21	$0.33	$0.38

Diluted net income per share	$0.19	$0.20	$0.32	$0.36

Shares used for computation:
Basic	14,512	15,018	14,504	15,309
Diluted	15,215	15,694	14,971	15,984

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flow
(Unaudited)
(in thousands)

	Year to date ended
	July 5,	June 29,
	2009	2008
Operating activities:
Net income	$4,784	$5,776
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,213	953
Loss on disposal of property and equipment	9	18
Stock-based compensation	3,748	3,708
Deferred income taxes	(267)	(818)
Tax benefit from exercise of stock options	92	281
Excess tax benefit from exercise of stock options	(23)	(141)
Changes in assets and liabilities:
Receivables	327	1,667
Inventories	3,101	4,124
Prepaid expenses and other assets	(291)	59
Accounts payable	(16,619)	(44,789)
Accrued liabilities	(1,889)	(4,751)
Deferred rent and other	(106)	(33)

Net cash used in operating activities	(5,921)	(33,946)

Investing activities:
Purchases of property and equipment	(1,208)	(880)
Proceeds from the sale of property and equipment	—	7

Net cash used in investing activities	(1,208)	(873)

Financing activities:
Repurchase of common stock	—	(42,122)
Proceeds from stock option exercises	697	1,093
Excess tax benefit from exercise of stock options	23	141
Principal payments under long-term financing obligation	(20)	(19)

Net cash provided by (used in) financing activities	700	(40,907)

Effect of exchange rate changes on cash and cash equivalents	7	110

Net decrease in cash and cash equivalents	(6,422)	(75,616)

Cash and cash equivalents, beginning of period	54,451	122,793

Cash and cash equivalents, end of period	$48,029	$47,177